Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statements (Nos. 333-234309 and 333-237384) on Form S-8 of BRP Group, Inc. of our report dated December 7, 2020, relating to the consolidated financial statements of Insgroup, Inc., which appear in the amendment to Form 8-K of BRP Group, Inc. dated December 7, 2020.

/s/ Dixon Hughes Goodman LLP

Tampa, Florida
December 7, 2020